EXHIBIT 99.1

January 27, 2010

Dear Stockholder:

Enclosed with this letter are your Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) annual Account Statement for 2009 and a list of Frequently Asked Questions regarding Form 1099-DIVs.  Form 1099s will be mailed to stockholders of record of applicable accounts on or before January 31, 2010.  If your investment is held in a retirement account, such as an IRA or SEP investment, you will not receive a Form 1099 from Inland Western.  Your custodian will provide you with any necessary tax information.  Please consult your tax professional with any questions regarding the filing of your individual tax return as we are unable to provide tax or legal advice.   Form 1099s, as well as other account information, may be accessed on the website of our transfer agent, Registrar and Transfer Company, at www.rtco.com.

REIT Valuations

The financial crisis caused the value of real estate investment trust (REIT) shares throughout the industry to decrease significantly. The stock of many public REITs traded as low as 60% below the price at which they were trading twenty-four months ago, according to SNL Financial, a well known industry resource. Commercial retail property values across the country on average have declined by estimates of approximately 27%, according to the NCREIF property index, another well known industry resource, less than the average REIT stock price decline. We believe that this variability of share price declines versus commercial property values was primarily attributable to concern over the lack of available financing in the financial markets, not due to the concern over underlying real estate fundamentals.

ERISA Valuation

Qualified plans are required to report account values on an annual basis under the Employee Retirement Income Security Act (ERISA).  Solely for this purpose, as of December 31, 2009, our board of directors estimated the ERISA value of shares of Inland Western at $6.85 per share.  The estimated value was determined by the use of a combination of different indicators and an internal assessment of value utilizing a common means of valuation under the direct capitalization method as of December 31, 2009. No independent appraisals were obtained. As there is no established public trading market for our shares of common stock, this estimated value may not reflect the actual market value of your shares on any given date; and there can be no assurances that stockholders would receive $6.85 per share for their shares if any such market did exist, that the estimated value reflects the price or prices at which our common stock would or could trade if it were listed on a national stock exchange or included for quotation on a national system, or that stockholders will be able to receive such amount for their shares at any time in the future.

Distribution Reinvestment Program (“DRP”)

In conjunction with the estimate of the value of a share of our stock for purposes of the ERISA, our board of directors amended the Distribution Reinvestment Program (“DRP”), effective March 1, 2010, solely to modify the purchase price.  This letter is your notification of such amendment.  Under the DRP, a stockholder may acquire, from time to time, additional shares of our stock by reinvesting cash distributions payable by us to such stockholder, without incurring any brokerage commission, fees or service charges.  Additional shares of Inland Western stock purchased under the DRP on or after March 1, 2010, will be purchased at a price of $6.85 per share.

Participation in the DRP will not be affected by this change.  A stockholder may begin or terminate participation in the DRP, at any time, by completing our Change of Distribution Election Form which is available on the Inland Western Forms section of R&T’s website at www.rtco.com.  If your investment is held in an IRA or other type of custodial account, the custodian’s signature is required to make such change.

If you have any questions about your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes

Chief Executive Officer and President

Please read information regarding “Forward-looking statements” on the reverse side of this page.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

FORM 1099-DIVs

FREQUENTLY ASKED QUESTIONS

1.            The distributions on my annual statement do not match my 1099-DIV.  Why?

In order to match the figures on your Form 1099-DIV to your annual statement, please add the numbers in Boxes 1a and 3 together.  Please consult your tax preparer for an explanation of IRS regulations.

2.            How do I request a duplicate Form 1099?

Form 1099 information may be accessed on the website of our transfer agent, Registrar and Transfer Company, at www.rtco.com.  Should you require a log-in and password, you may register for one on-line.

Duplicate Form 1099s may also be requested by the stockholder of record or financial advisor of record from Registrar and Transfer Company via the following methods:

Website:	www.rtco.com	Mail:	Registrar and Transfer Company
Telephone:	(800) 960-6552		Specialized Issuer Services
Fax:	(908) 272-9481		10 Commerce Drive, P.O. Box 1727
Cranford, NJ 07016

3.            How can my Form 1099 be sent directly to my accountant or another address?

For your privacy and protection, please submit a written request signed by the stockholder(s) of record to Registrar and Transfer Company with instructions to send your Form 1099 directly to your accountant or other third party.

4.            Where should the numbers on my Form 1099 be placed on my tax return?

Please consult a professional tax preparer or the IRS for assistance with the preparation of your individual tax return.  We are unable to provide tax or legal advice.

5.            Why did I not receive a Form 1099 for my investment?

If your investment is held in a retirement account, such as an IRA or SEP investment, you will not receive a Form 1099-DIV from Inland Western.  Your custodian will provide you with any necessary documentation required to prepare your tax return.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com